December 20, 2022

Eric Walter

Dear Eric:

It is my pleasure to offer you a position of employment with DMC Global Inc. (“DMC”), upon the terms and conditions contained in this letter and contingent upon successful fulfillment of the Pre-Employment Conditions set forth below.

Position and Base Salary. You will initially serve as the Senior Vice President of Finance reporting directly to me. Effective the business day after the filing of DMC’s FYE December 31, 2022 Form 10-K, you will be appointed as the Chief Financial Officer of DMC. The position will be based at DMC’s headquarters in Broomfield, CO, although it will involve travel to DMC’s various places of business from time to time. As an exempt employee, you will earn an annual base salary of $440,000.00 (less applicable taxes, deductions and withholdings), paid in accordance with DMC’s standard payroll procedures. You will be eligible for yearly performance and compensation reviews and DMC may modify your compensation in its sole discretion.

Discretionary Performance Bonus. If you accept this offer, you will be eligible to participate in DMC’s bonus program based on individual performance and achievement of DMC’s goals at a target of 60% of your annual base salary less applicable deductions and withholdings. The timing of any bonus, the amount of such bonus, the criteria to be considered in determining such bonus, and whether such bonus is paid at all, shall be determined by DMC in its sole discretion.

Element	Performance Measure	% of Target Bonus Level	Min / Max Opportunity
Quantitative	Annual revenues and EBITDA	70%	0%-180%
Qualitative	Individual Performance	30%	0%-180%
TOTAL			0%-180%

Anticipated Start Date. January 30, 2023

Personal Time Benefit. Should you accept this offer, you will be eligible for four (4) weeks or twenty (20) days of Paid Time Off (“PTO”) per annum. PTO may be used in accordance with the DMC PTO Policy as outlined in the handbook.

Relocation Bonus. We are pleased to offer you a relocation bonus in the amount of $100,000.00 (net after taxes). This bonus will be paid on the next regularly scheduled pay date after you confirm to the CEO of DMC that you have commenced relocation efforts to Colorado and the

CEO has approved the payment of such relocation bonus. DMC will also reimburse you for the costs you incur for weekly travel to and from your home in Texas to DMC’s office in Broomfield, CO for the shorter of: (x) eighteen (18) months from your start date; or (y) the date of the relocation of your household to Colorado. In the event that you voluntarily leave DMC on or before twelve (12) months from your start date, you will be responsible for reimbursing DMC for the entire gross amount of the relocation bonus. You hereby agree that any relocation bonus repayment due to DMC may be deducted to the extent permitted by law from any amounts due to you from DMC.

Signing Bonus. You will receive a DMC restricted stock award grant equal to $800,000.00 (“RSA Grant”) on your start date or soon thereafter. Subject to your continued employment with DMC, the RSA Grant shall vest one-half (1/2) on the first anniversary of the grant date and the remaining one-half (1/2) shall vest on the second anniversary of the grant date.

Restricted Stock. Beginning in FY2023 you will be eligible for annual long term incentive grants at a target of 1.5x your annual base salary, which for 2023 shall consist of the following: (x) one-half (1/2) of such target grant shall be based on time-based restricted stock awards in DMC’s annual incentive plan and such awards vest over a three (3) year period based on your continued employment; and (y) one-half (1/2) of such target grant consists of performance-based PSUs based on relative TSR performance of DMC (75%) and Adjusted EBITDA of DMC (25%). PSUs vests at the end of the (3) year period based on metrics set at the time of grant and your continued employment. The foregoing formulation for PSU’s is subject to change based on the metrics set by the Compensation Committee of DMC.

Change in Control. If your employment with DMC is terminated as a result of a change in control or without cause, you will receive a one-time severance payment equal to twelve (12) months of your then-current base salary.

Car Allowance. You will receive a monthly car allowance in the gross amount of $1,500 per month subject to applicable deductions and withholdings.

Employee Benefits. As a full-time employee, you will be eligible to participate in DMC’s comprehensive benefits program on a basis no less favorable to you than to other full-time employees of equal stature. Participation in any of DMC’s benefits plans are subject to the written terms and conditions contained in the various plans. You will be given additional information regarding these benefits plans, including the DMC handbook during your new hire employee orientation session.

Upon hire, you will be automatically enrolled in the DMC 401(k) Plan in accordance with its terms. DMC matches your contributions made through payroll starting at 100% of each dollar you contribute up to 3% of your eligible pay and then 50% of each dollar you contribute up to 2% of your eligible pay for a total match of up to 4% of your eligible pay. As a convenience, you will be automatically enrolled in the DMC 401(k) Plan with a before-tax contribution of 5% of your eligible annual base pay with contributions usually starting sixty (60) days after your employment with DMC begins. If you do not wish to be automatically enrolled in the DMC 401(k) Plan or if you wish to contribute a different percentage of eligible pay, you may opt-out or change your contribution election at any time.

Proprietary Information and Inventions Agreement. As an employee of DMC, you may create or have access to information, trade secrets and inventions relating to the business or interest of DMC or other parties with whom DMC has had relationships which is valuable to DMC or such other parties and which may lose value if disclosed. In order to protect such information, DMC will require that you execute DMC's standard proprietary information, inventions, and non-solicitation agreement, a copy of which is provided herewith, as a condition of your employment.

Pre-Employment Conditions.
This offer of employment is contingent upon you satisfying the following conditions:
•Executing DMC’s standard proprietary information, inventions, and non-solicitation agreement, a copy of which is provided herewith, as a condition of your employment.

•On your first day of employment, and possibly from time to time thereafter, you must show proof of identity and a legal right to work in the United States, as required by federal immigration law. If you are unable to provide documentation of your authorization to work in the United States, DMC may terminate your employment.

•You must complete an application and receive a satisfactory background check.

•DMC believes that every employee should use good judgment and exercise uncompromising integrity when conducting DMC business. By accepting this offer, you acknowledge and understand you must abide by DMC’s policies and procedures, including but not limited to those set forth in the DMC handbook, the Code of Ethics, and certain other DMC policies.

•If any of the above conditions are not satisfied, DMC may withdraw this offer of employment.

At-Will Employment. As an at-will employer, DMC cannot guarantee your employment for any specific duration. You are free to quit and DMC is entitled to terminate your employment at any time, with or without cause or prior warning.

Governing Law and Choice of Forum. Your employment will be governed by and interpreted under the laws of the State of Colorado without regard to its conflict of law principles. The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship shall be filed, tried and litigated exclusively in a state court located in the City and County of Denver, Colorado or the

U.S. District Court for the District of Colorado. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses for lack of jurisdiction, non-convenience, or proper venue by such courts.

Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same.

Entire Agreement. By signing this letter, you agree that the terms in this letter (and the terms set forth in the standard proprietary information, inventions and non-solicitation agreement) constitute the entire agreement between the parties and supersede all other agreements or understandings.

Eric, we are excited to offer you this opportunity to join DMC and we look forward to your contributions to the organization. To confirm that you agree to the terms stated in this letter, please sign and date an enclosed copy of the letter and return a scanned copy to me at klonge@dmcglobal.com.

Sincerely,

Name: Kevin T. Longe
Title: President and CEO
Company: DMC Global Inc.

ACKNOWLEDGEMENT:
I accept this offer on the terms set forth above.

Name: Eric Walter
Date: December 20, 2022
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